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(NATIONAL CITY LOGO)                                             Exhibit 99.1


                                                    NATIONAL CITY CORPORATION
                                                    National City Center
                                                    Post Office Box 5756
                                                    Cleveland, OH 44101-0756
                                                    216-222-2000


FOR IMMEDIATE RELEASE

MEDIA CONTACT:
Kelly Wagner
216-222-9514
Kelly.J.Wagner@NationalCity.com



                 HEALY JOINS NATIONAL CITY'S BOARD OF DIRECTORS


         CLEVELAND, OH, February 25, 2003--Bernadine P. Healy, M.D., medicine and health columnist and senior writer for U.S. News & World Report, has been elected to the board of directors of National City Corporation.

         "We're very pleased to have Bernadine Healy rejoin our board and look forward to having her valuable and unique perspectives once again," said David
A. Daberko, chairman and CEO of National City. "Dr. Healy is a nationally recognized expert in the field of medicine and research, and she has tremendously broad and deep experience in institutional leadership."

         Dr. Healy previously served as a director of National City from 1995 to 2001 and 1989 to 1990. Prior to accepting her current position in 2002, she was president and CEO of the American Red Cross. She also served as professor of medicine and dean of The Ohio State University College of Medicine from 1995 to 1999, and headed the National Institutes of Health from 1991 to 1993. She currently serves as a director of Ashland, Inc., Invacare Corporation, Medtronic, Inc. and The Progressive Corporation.

Other members of National City Corp's board of directors are:

David A. Daberko, Chairman and CEO, National City Corporation
Jon E. Barfield, Chairman and President, The Bartech Group, Inc.
James S. Broadhurst, Chairman and CEO, Eat'n Park Hospitality Group, Inc. John W. Brown, Chairman, President and CEO, Stryker Corporation
Duane E. Collins, Chairman, Parker Hannifin Corporation
Christopher M. Connor, Chairman and CEO, The Sherwin-Williams Company Sandra Austin Crayton, CEO, Austin & Associates
Daniel E. Evans, Retired Chairman, Bob Evans Farms, Inc.
Joseph T. Gorman, Retired Chairman, TRW Inc.

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Paul A. Ormond, Chairman, President and CEO, Manor Care, Inc.
Robert A. Paul, President and CEO, Ampco-Pittsburgh Corporation Gerald L. Shaheen, Group President, Caterpillar Inc.
Jerome F. Tatar, Retired Chairman, MeadWestvaco Corporation Jerry Sue Thornton, Ph.D., President, Cuyahoga Community College Morry Weiss, Chairman & CEO, American Greetings Corporation



ABOUT NATIONAL CITY
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Indiana, Illinois, Kentucky, Michigan and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City Corporation, visit the company's Web site at NationalCity.com.


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